EXHIBIT 10.12

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) dated this 16th day of January, 2007, by and between TRINITY CAPITAL CORPORATION, a New Mexico corporation (“Trinity”), LOS ALAMOS NATIONAL BANK, a national banking association (“LANB”), TITLE GUARANTY & INSURANCE COMPANY, a New Mexico corporation (“Title Guaranty”), each with their principal offices in Los Alamos, New Mexico (collectively, the “Companies”), and STEVE W. WELLS (“Wells”).

WHEREAS, the Companies believe it is in their best interests that Wells continue to be employed by the Companies on the terms and conditions contained herein, and Wells is willing to be so employed.

NOW, THEREFORE, in consideration of the mutual covenants, promise and agreements contained herein, and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

A.                                    Employment.

1.                                       Positions.  Subject to the terms and conditions herein, LANB agrees to employ Wells as President and Wells agrees to serve the Companies in such capacity, and/or in such other capacities as Trinity and Wells may agree upon, on the terms set out in this Agreement.

2.                                       Duties and Responsibilities.  Wells shall have all the duties, responsibilities and authority normally performed by the president and shall render services consistent with such positions on the terms set forth herein.  Wells shall report to the Chief Executive Officer of Trinity (the “CEO”).  Wells shall have such other executive and managerial powers and duties with respect to Trinity and its subsidiaries as may reasonably be assigned to him by the CEO.

3.                                       Directorship.  Wells shall serve on the Board of directors of Trinity, LANB and Title Guaranty during the term of this Agreement, subject to election by the Companies’ shareholders.

4.                                       Devotion of time and Effort.  Wells agrees to devote all of his business time, attention, skill and efforts to the Companies, subject to periods of vacation and sick leave to which he is entitled, and shall not engage in activities that substantially interfere with such performance.  Wells shall avoid all actual or potential conflicts of interest or the appearance of a conflict of interest and any outside activities that would leave him unable to fulfill his job duties.  Nothing in the foregoing shall prohibit Wells from serving on the BOARD of directors for other non-profit, governmental or for-profit entities; provided, no violation of this provision shall occur as a result.  Wells may retain director fees or other compensation received for such service.

B.                                    Term.  The term of this Agreement shall be for three (3) years from the Effective Date (the “Initial Term”).  The term, including any extensions thereof, shall extend for one (1) additional year on the first and each subsequent anniversary of the Effective Date (“Renewal Term”), unless earlier terminated pursuant to Section D herein.

C.                                    Compensation.

1.                                       Base Salary.  Trinity shall pay Wells a base salary of $241,084.30 per year (“Base Salary”), payable in accordance with Trinity’s policies relating to salaried employees.  Based upon an evaluation of Wells’ and the Companies’ performance conducted no less frequently than once annually by the CEO, Wells’ Base Salary may be adjusted at such rate and at such times as may be fixed by the CEO in his or her sole discretion.

2.                                       Bonus.  Wells may be granted a bonus at the end of each fiscal year as determined at the sole discretion of the CEO (“Bonus”).  The CEO may establish target or performance-based criteria for the Bonus at his or her sole discretion.

3.                                       Incentive Compensation and Deferred compensation.  Wells shall be eligible to participate in the Trinity’s 1998 Option Plan, the Trinity Capital Corporation 2005 Stock Incentive Compensation Plan, the Trinity Capital Corporation 2005 Deferred Compensation Plan and any other plan adopted by Trinity.  Stock Incentive grants may be awarded at the sole discretion of the Board.  Participation in the Trinity’s Deferred Compensation Plan is permitted pursuant to the limitations established by the Board from time to time.

4.                                       Fringe Benefits.  Wells shall be entitled to participate on the same basis as all other employees in each fringe, welfare, 401(k) savings plan, pension benefit and incentive program adopted from time to time by Trinity for the benefit of all employees.  In addition, Wells shall be entitled to the following:

a.                                       Vacation and Sabbatical.  Wells shall receive three (3) weeks paid vacation annually, and two (2) weeks of paid sick leave annually and shall be entitled to the same sabbatical benefits as all other employees of Trinity.

b.                                      Insurance.  Wells shall be covered under any life insurance, salary continuation and long-term disability insurance programs, in accordance with their terms and required premiums, as in effect for employees of Trinity from time to time.

c.                                       Expenses.  The Companies, as applicable, shall reimburse, upon submission of appropriate receipts and supporting documentation, the actual, reasonable and customary expenses of Wells pursuant to the Companies’ current policies and practices.

5.                                       Restitution. Wells agrees to make restitution or repay Trinity for any compensation as required by Securities laws or any other applicable statutes.

D.                                    Termination.

1.                                       Notice of Termination.  “Notice of Termination” shall mean a notice in accordance with this Section D of an intention to terminate Wells’ employment that shall state the specific termination provision in this Agreement upon which the terminating party relies.

2.                                       Date of Termination.  “Date of Termination” shall mean:

a.                                       If Wells’ employment is terminated because of death, the date of Wells’ death; or

b.                                      If the Agreement is terminated by Notice of Non-Renewal, the date on which the Agreement terminates by expiration of the Initial or Renewal Term; or

c.                                       If Wells’ employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not be a date prior to the date such Notice of Termination is given or the expiration of any required notice period.

3.                                       Termination For Cause.  Trinity may terminate Wells’ employment under this Agreement for Cause (as defined here) at any time, upon the good faith determination of the existence of Cause as defined herein, in which event the rights of Wells to continued employment under this Agreement shall thereupon cease immediately.  Following termination for Cause, Trinity shall pay Wells any earned and unpaid Base Salary and vacation pay earned as of the Date of Termination, and shall have no further obligations to Wells under this Agreement.

a.                                       “Cause” shall exist if Wells:

i.                                          Fails, on a willful and continuing basis, to devote his full business time to the Companies’ business affairs (other than due to illness, incapacity or vacation) or to otherwise willfully fail to perform his duties; or

ii.                                       Is convicted of a felony or a crime involving dishonesty or breach of trust; or

iii.                                    Participates in an act of fraud, embezzlement or theft (regardless of whether a criminal conviction is obtained) or engages in willful misconduct involving activities related to or connected with the any one of the Companies; or

iv.                                   Makes an unauthorized disclosure of confidential information that results in significant injury to any one of the Companies or misappropriates or intentionally materially damages property or business of the Companies; or

v.                                      Engages in a material violation of this Agreement or any other agreement with any one of the Companies; or

vi.                                   Engages in a material breach of Trinity’s Code of Business Conduct and Business Ethics or any other policies, rules or regulations promulgated by or imposed upon any one of the Companies; or

vii.                                Is the subject of state or federal regulatory action or is the substantial causative factor in regulatory action against Trinity or its subsidiaries.

b.                                      Upon determination of the appropriateness, in the sole discretion of the CEO, Wells may be granted a thirty (30) day period in which to cure failures or events constituting Cause under subsections 3 a.i., a.v., or a.vi.  Should the failures or events be rectified to the satisfaction of the CEO within the cure period, the CEO may continue Wells’ employment under the terms and conditions of this Agreement.

4.                                       Termination Other than For Cause.  Trinity may terminate Wells’ employment under this Agreement without Cause at any time upon sixty (60) days prior written notice.  Upon termination without Cause, Trinity shall pay Wells an amount equal to his annual Base Salary in one lump sum within thirty (30) days of termination of employment.  In addition, Trinity shall pay Wells any earned and unpaid Base Salary and vacation pay earned as of the Date of Termination, and shall have no further obligations to Wells under this Agreement.

5.                                       Voluntary Termination by Wells.  Wells may terminate his employment upon sixty (60) days prior written notice to Trinity.  Upon Wells’ voluntary termination of employment, other than pursuant to Section 6 hereof, Trinity shall pay Wells any earned and unpaid Base Salary and vacation pay earned as of the Date of Termination, and shall have no further obligations to Wells under this Agreement.

6.                                       Termination Following Change of Control.  If Wells’ employment is terminated by Trinity, or any successor of Trinity, without Cause within twelve (12) months following a Change of Control or if Wells elects to terminate his employment following a Detrimental within twenty-four  (24) months following a Change of Control and a Detrimental Change in Duties, Trinity or its successor, as applicable, shall pay to Wells, within thirty (30) days of termination, a lump sum amount equal to eighteen (18) months’ Base Salary (as in effect as of the Date of Termination).

a.                                       Definitions:

i.                                          Detrimental Change in Duties is defined as (A) without Wells’ written consent, a significant and material reduction in duties, titles, working conditions or responsibilities solely caused by a Change of Control; (B) changes in reporting relationship such that Wells is no longer directly reporting to the CEO; or (C) a material breach of this Agreement by Trinity, or its successor, as applicable.

ii.                                       Change of Control is defined as the occurrence of any of the following:

(A)                              the consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Trinity;
(B)                                the individuals who, as of the Effective Date, are members of the Board (the “Continuing Directors”) cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders of Trinity, of any new director was approved by a vote of a majority of the Continuing Directors, and such new director shall, for purposes of this Agreement, be considered as a Continuing Director; or
(C)                                consummation by Trinity of:  (I) a merger or consolidation if the stockholders of Trinity, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation; or (II) a complete liquidation or dissolution or an agreement for the sale or other disposition of two-thirds or more of the consolidated assets of Trinity.  Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because (x) fifty percent (50%) or more of the combined voting power of the then outstanding securities of Trinity is acquired by a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the Trinity or its Affiliates; or (y) the transaction is a merger or consolidation effected to implement a recapitalization of Trinity in which no “person,” as defined above, acquires more than fifty percent (50%) of the combined voting power of Trinity’s then-outstanding securities.

b.                                      Cure Period.  Wells shall provide Trinity, or its successor, as applicable, with advance written notice of his intention to terminate his employment pursuant to a Detrimental Change in Duties specifying the condition causing the Detrimental Change in Duties and Trinity, or is successor, as applicable, shall have ten (10) days to cure the specified condition.

c.                                       Tax Limitations.  If it is determined that any payment or distribution from Trinity, any Affiliate (as defined below), or trusts established by the Trinity or by any Affiliate to or for the benefit of Wells (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, and with a “payment” including, without limitation, the vesting or payment of non-cash benefits or property) (a “Payment”) would be nondeductible by Trinity or its successor, as applicable, for Federal income tax purposes because of Section 280G of the Code, or any successor provision, then the aggregate present value of amounts payable or distributable to or for the benefit of Wells pursuant to this Agreement (“Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount.  For purposes of this section, the “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible because of said Section 280G of the Code.  The determination to be made hereunder shall be made within twenty (20) days after the date of termination by the accounting firm for Trinity (the “Accounting Firm”), which shall provide detailed calculations thereof to Trinity and to Wells, provided, however, that Wells shall elect which and how much of the Agreement Payments shall be reduced consistent with such calculations.  The determination to be made by the Accounting Firm shall be binding upon Trinity and Wells.  For purposes of this Agreement, Trinity’s “Affiliates” include each company, corporation, partnership, bank, savings bank, savings and loan association, credit union or other financial institution, directly or indirectly, which is controlled by, controls, or is under common control with, Trinity (specifically including the Companies), and “control” means (x) the ownership of 51% or more of the voting securities or other voting interest or other equity interest of any corporation, partnership, joint venture or other business entity, or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.

7.                                       Termination by Reason of Wells’ Disability or Death.  Wells’ employment may be terminated upon the event of his death or the good faith determination of the CEO of his Disability as defined herein.

a.                                       Disability is defined as:  (i) Wells is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months; (ii)  Wells’ limitation due to sickness or injury, in performance of the material and substantive duties of his position for a period of six (6) consecutive months; or (iii) Wells is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) consecutive months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees.

8.                                       Termination for Non-Renewal of the Agreement.  Should Trinity determine not to renew this Agreement following the Initial Term or any applicable Renewal Term, Wells’ employment shall terminate on the last date of the then-current Term.  In order to terminate through non-renewal, Trinity must serve notice upon Wells not later than ninety (90) days prior to the end of the then-current Term.  No amounts shall be made upon termination due to non-renewal of this Agreement, provided, however, that if a Change of Control shall occur within six (6) months of the termination due of non-renewal of the Agreement then Trinity, or is successor as applicable, shall pay Wells such amounts as are payable pursuant to a Termination due to Change of Control as provided in Section D.6.

9.                                       Specified Employee.  If at the time of any payment hereunder: (a) Wells is considered to be a “specified employee” as that term is or may be, defined under Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (b) such payment is required to be treated as deferred compensation under Section 409A of the Code, then no such payment may be made before the date which is six (6) months after the date of separation from service.

10.                                 Release of Employment Claims.  Wells agrees, as a condition to receipt of the payments and benefits provided in Section D, that he will execute a comprehensive release, releasing any and all claims arising out of his employment (other than enforcement of this Agreement and his rights under any of Trinity’s incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement) upon termination from the Companies for any reason.

11.                                 Consultation Services.  Subsequent to Wells’ termination of employment for reasons other than for Cause, death or disability, beginning thirty (30) days thereafter and as a precondition to entitlement to receive amounts as provided in Section D herein, Wells shall keep himself at all times reasonably available for a period of twelve (12) months to render such services of any advisory or consultative nature as the CEO shall reasonably require.  Trinity shall not be entitled to call upon Wells for more than one-hundred (100) hours in such twelve (12) month period.

E.                                      Conduct, Confidentiality and Non-Competition.

1.                                       Conduct in Conformance with the Code of Conduct.  At all times during the Term of this Agreement, Wells shall engage in behavior consistent with Trinity’s then-current Code of Conduct and shall not engage in any activities that may disparage the business or any employee or director of Trinity or its Affiliates.  Wells agrees to avoid any situation which may cause a conflict of interest or which could appear to cause a conflict of interest.  Wells further agrees to notify the CEO of any potential relationships in which he may have a conflict of interest so that appropriate measures may be taken to ensure all transactions are conducted at an arm’s length.  Wells agrees that the duty to refrain from any conduct disparaging to Trinity and its Affiliates, and its and their employees or directors shall survive the termination of this Agreement for any reason.

2.                                       Confidentiality.  Wells acknowledges that Trinity and its Affiliates possess substantial confidential information which is proprietary to Trinity and its Affiliates and the confidentiality and exclusive use of which by Trinity and its Affiliates is essential to the continuing success of Trinity and Wells’ services for the Companies will bring him into close contact with additional confidential information which has not been made know to the public.  In order to induce Trinity to enter into this Agreement, Wells hereby covenants and agrees to promptly deliver to Trinity upon termination of his employment, or at any time Trinity may so request, all memoranda, notes, lists (including customer lists), records, reports manuals, drawings, and other documents (and all copies thereof) relating to the Companies’ business and all property associated therewith which he may then possess or which are then under his control.  This provision shall survive the termination of this Agreement for any reason.

3.                                       Non-Compete and Non-Solicitation.  In consideration for this Agreement, Wells agrees that during the Term of this Agreement and for a period of twelve (12) months following his termination of employment for any reason, whether such termination is during the term of this Agreement or after the termination or expiration of this Agreement:

a.                                       Wells will not approach clients, customers or contacts of the Companies or other persons or entities introduced to Wells in his capacity as a representative of the Companies for the purposes of doing business with such persons or entities and will not interfere with the business relationship between the Companies and such persons and/or entities;

b.                                      Unless expressly consented to by Trinity in writing, Wells shall not assume employment with or provide services, directly or indirectly, as a director, consultant or otherwise for any competitor of the Companies within any county in which any one of the Companies conducts  business, or engage, whether as a principal, partner, licensor or otherwise, in any business which is in direct or indirect competition with the business of the Companies; provided, however, that nothing contained in this subsection (b) shall be deemed to prohibit Wells from acquiring, solely as an investment, shares of capital stock of any corporation the shares of the same class of which corporation are traded on the national securities exchange or in the over-the-counter market so long as he does not acquire direct or indirect ownership of one percent (1%) or more of any class of capital stock of said corporation; and

c.                                       Unless expressly consented to by Trinity in writing, Wells will not seek directly or indirectly, or offer alternative employment or other inducement whatsoever, in order to solicit the services of any employee of the Companies employed as of the date of termination of his employment or this Agreement for any reason, or employed at any time during the twelve (12) months preceding such termination.

4.                                       Severability.  The provisions provided in Section E.3 shall be separate and severable and enforceable independently of each other and independent of any other provision of this Agreement.  The provisions contained in Section E.3 are considered reasonable by the parties and consideration for such covenants is hereby acknowledged, but, in the event that any such provision should be found to be void under the laws of the State of New Mexico but would be valid if some portion thereof were removed or the area of applicability were reduced, such provisions shall apply with such modification as may be imposed by a court of competent jurisdiction in order to make them valid and enforceable.

F.                                      Equitable Enforcement.  Wells recognizes that irreparable injury will result to the Trinity in the event of a breach by him of any of the covenants and agreements contained herein, and he agrees that, in the event of any such breach, Trinity shall be entitled, in addition to any other remedies (including, but not limited to, the recovery of monetary damages) available to them or any of them, to obtain an injunction to restrain the continuation or repetition of such breach or a similar breach by Wells.

G.                                     Indemnification.  Wells shall be indemnified by Trinity in accordance with, and to the fullest extent authorized by, the New Mexico Business Corporation Act, as the same now exists or may be hereafter amended.

H.                                    Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement that cannot be settled through good faith negotiations between the parties shall be settled by arbitration conducted by JAMS and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

1.                                       Within 15 days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within ten days of their appointment.  If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by agreement of the parties or JAMS.  Prior to the commencement of hearings, all arbitrators appointed shall provide an oath or undertaking of impartiality.

2.                                       The arbitration proceedings shall be conducted before the third arbitrator to be selected using the method outlined above.  In the event that any party’s claim exceeds $1 million, exclusive of interest and attorneys’ fees, the dispute shall be heard and determined by three arbitrators.

3.                                       The place of arbitration shall be Los Alamos, New Mexico.

4.                                       As provided in Section F herein, Trinity may apply to the arbitrator or the Court seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy).

5.                                       The arbitration award shall be in writing, shall be signed by the arbitrator (or a majority of the arbitrators as applicable) and shall include a statement setting forth the reasons for the disposition of any claim.  The award shall include a breakdown as to specific claims.

6.                                       The arbitrators will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute.

7.                                       Trinity shall pay all fees for the arbitration, but each party shall be responsible for its attorneys’ fees unless an award of attorneys’ fees is granted by the arbitrator.

8.                                       Except as may be required by law, neither party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

I.                                         Miscellaneous

1.                                       Notices.  Any notice to be given under this Agreement to Wells may be served by being personally delivered or by being sent by Certified Mail, Return Receipt Requested, at Wells’ usual or last known address; and any notice to Trinity may be served by being personally delivered to the CEO of Trinity or being sent by Certified Mail, Return Receipt Requested, to Trinity’s registered office and to the attention of the CEO.  Any notice provided by mail shall be deemed to have been served three days following the date of mailing.

2.                                       Governing Law.  This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of New Mexico, without regard to its conflicts of law principles.

3.                                       Termination of Prior Agreements.  This Agreement sets forth the entire agreement between the parties and fully terminates and supersedes any and all prior agreements and understandings between the parties with respect to Wells’ employment and compensation by the Companies, including but not limited to, the Employment Agreement dated March 24, 1998 between Los Alamos National Bank and Steve W. Wells.

4.                                       Severability.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as little as possible to give as much effect as possible to the intentions of the parties under this Agreement.

5.                                       Survival.  Certain of the provisions of this Agreement shall survive the termination of this Agreement for any reason.  Those provisions include, but are not limited to Sections D.11, E, F and H.

6.                                       Assignment.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of a merger, consolidation, transfer or sale of all or substantially all of the assets of Trinity with or to any other individual or entity or any similar event, Trinity may, subject to the provisions hereof, assign or transfer this Agreement and it shall be binding and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of Trinity hereunder.

7.                                       Amendment; Waiver.  Failure to insist on strict compliance with any of the terms, covenants or conditions hereof, shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

8.                                       Headings.  Section headings in the Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

9.                                       Counterparts.  This Agreement may be executed in counterparts (including counterparts delivered by facsimile), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.                                 Counsel; Ambiguity.  Each party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement.  Any rule of law or any legal decision that would require interpretation of any claimed ambiguities against the party that drafted it has no application and is expressly waived.

IN WITNESS WHEREOF, Trinity has caused this Agreement to be executed by its duly authorized officer and Steve W. Wells has hereunto signed this Agreement on the date first above written.

STEVE W. WELLS	TRINITY CAPITAL CORPORATION

/s/ Steve W. Wells	/s/ Robert P. Worcester
Steve W. Wells	By: Robert P. Worcester
Its: Compensation Committee Chair